                                    EXHIBIT 5


           Opinion And Consent of Baker, Donelson, Bearman & Caldwell













                                   Exhibit 5-1

                                 March 27, 2000



Internet Pictures Corporation
1009 Commerce Park Drive
Oak Ridge, Tennessee 37830

Gentlemen:

         We have acted as securities counsel for Internet Pictures Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to the plans and stock option agreements listed on the Exhibit A attached (collectively, the "Option Documents"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

         We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

         2. The Option Documents have been duly and validly authorized and adopted, and the shares of common stock of the Company (the "Shares") that may be issued and sold from time to time in accordance with the Option Documents have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Option Documents, be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       BAKER, DONELSON, BEARMAN & CALDWELL,
                                       a Professional Corporation






                                   Exhibit 5-2

                                    EXHIBIT A

Interactive Pictures Corporation Amended and Restated 1997 Equity Compensation Plan

Bamboo.com, Inc. Amended and Restated 1998 Employee, Director and Consultant
Plan

Bamboo.com, Inc. 1999 Employee Stock Purchase Plan

Executive Employment Agreement entered into by and between the Registrant and James M. Phillips

Stock Option Agreements entered into by and between the Registrant and John M. Murphy, Christopher M. King, Michael J. Sher, Michael J. Tourville, Edmond B. Lewis, H. Craig Grantham, Laban P. Jackson, III, Douglas E. Snyder and Laban P. Jackson, Jr.







                                   Exhibit 5-3